Exhibit 10.1

Non-Employee Director
Restricted Stock Unit Award Agreement

[DATE]

THIS AGREEMENT evidences the grant by UNITED PARCEL SERVICE, INC., a Delaware corporation (the “Company”), in accordance with the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”), to [NAME], a non-employee director of the Company, of [UNITS] Restricted Stock Units (“RSUs”). Each RSU has a value that equals the value of one share of the Company’s class A common stock (“Share”). This Award is granted effective as of the [YEAR] Annual Grant Date, [DATE], and is subject to all of the terms and conditions set forth below.

UNITED PARCEL SERVICE, INC.	ATTEST:

David P. Abney	Norman M. Brothers, Jr.
Chairman and Chief Executive Officer	Secretary

UPS NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PROGRAM
Terms and Conditions

1.	Establishment, Objectives and Duration.

1.1
Establishment of the Program and Effective Date. The Board of Directors of United Parcel Service, Inc. (“Board”) hereby establishes this Non-employee Director Equity Compensation Program (“Program”) to provide for automatic Awards to Directors in the form of RSUs pursuant to Article 8 of the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan, as amended from time to time, and any successor plan (“ICP”). This document sets forth the terms under which Awards shall be made and administered for Directors. Capitalized terms shall have the meanings set forth in the ICP or in Section 8 herein.

The Program shall be effective as of May 9, 2019 (“Program Effective Date”).

1.2
Duration of the Program. The Program shall commence on the Program Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Program at any time pursuant to Section 7.2 hereof.

2.	Administration.

2.1
Authority of the Board. The Program will be administered by the Board based on recommendations from the Compensation Committee, and the Board’s power and authority to administer the Program will be the same as the Committee’s power and authority to administer the ICP with respect to the granting and interpretation of awards.

2.2	Decisions Binding. All decisions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, any Directors, and their estates and beneficiaries.

3.	Eligibility for Awards. Only a Director shall be eligible to receive an Award.

4.	Automatic Awards.

4.1
New Directors. Each newly-elected Director automatically shall be granted (without any further action on the part of the Board or the Committee) an Award as of his or her New Director Grant Date of that number of RSUs that is equal to $[AMOUNT] divided by the NYSE closing price per share of the Company’s class B common stock on the New Director Grant Date, rounded down to the next whole number, and prorated for the number of calendar quarters remaining until the Annual Grant Date.

4.2
Annual Awards. Each Director automatically shall be granted (without any further action on the part of the Board or the Committee) an Award as of the Annual Grant Date of that number of RSUs that is equal to $[AMOUNT] divided by the NYSE closing price per share of the Company’s class B common stock on the Annual Grant Date, rounded down to the next whole number.

4.3
Account Credits and DEUs. Each Director’s Account shall be credited with the RSUs granted to such Director pursuant this Section 4. In addition, each Account shall be credited with DEUs each time dividends are paid on a Share as follows:

(A)    in the case of Share dividends, by multiplying the per Share dividend by the number of RSUs and DEUs credited to the Account prior to the adjustment for the dividend; and
(B)    in the case of a cash dividend or non-Share property dividend, by (i) multiplying the cash dividend paid per Share or the fair market value of the property transferred per Share by the number of RSUs and DEUs credited to the Account prior to adjustment for the dividend and (ii) dividing the product by the NYSE closing price per share of the Company’s class B common stock on the last full trading day before the dividend is paid.

4.4	Award Agreements. A Director shall receive an Award agreement that sets forth the grant date and the number of RSUs credited to his or her Account on such grant date.

5.	Vesting. RSUs and DEUs are fully vested on the date they are credited to the Director’s Account.

6.
Payment of Awards. A number of Shares equal to the number of RSUs and DEUs credited to a Director’s Account shall be transferred to the Director (or, upon the Director’s death, to his or her estate) on the date of the Director’s Separation from Service.

7.	Miscellaneous.
7.1    Awards Subject to the Terms of the ICP. Awards are subject to the terms of the ICP.

7.2
Amendment and Termination. The Board may amend, alter, suspend or terminate the Program at any time based on the recommendation of the Committee and subject to the terms of the ICP. The UPS Salary Committee may make administrative amendments to the Program as it deems necessary to effectuate the Program from time to time; provided, however, that any such amendment shall be in writing, signed by all members of the UPS Salary Committee and a copy of any such amendment shall be reviewed with the Committee and kept with the records of the Program.

8.	Definitions. Except as set forth below, capitalized terms shall have the meanings set forth in the ICP.

8.1	Account. Means a bookkeeping account maintained to keep track of the Award and any adjustments made to such Award.

8.2	Annual Grant Date. Means the day of the Company’s Annual Meeting each calendar year.
8.3    Award. Means the awards described in Section 4.
8.4    Board. Means the Board of Directors of United Parcel Service, Inc.
8.5    Code. Means the Internal Revenue Code of 1986, as amended from time to time.
8.6    Committee. Means the Compensation Committee of the Board.
8.7    Director. Means an individual who is a non-management member of the Board.

8.8	DEUs. Means dividend equivalent units for dividends paid on a Share. Each DEU shall have a value equal to one Share.

8.9	ICP. Means the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan, as amended from time to time or any successor plan.

8.10	Program. Means the UPS Non-employee Director Equity Compensation Program, as amended from time to time.
8.11    Program Effective Date. Means the date described in Section 1.1.

8.12	New Director Grant Date. Means the day on which a new Director’s appointment to the Board is first effective.
8.13    NYSE. Means the New York Stock Exchange.

8.14	Separation from Service. Means a “separation from service” within the meaning of Code Section 409A.
8.15    Share. Means a share of Class A common stock of the Company.

8.16	RSU. Means a Restricted Stock Unit, which is a bookkeeping unit, the value of which corresponds to one Share.